Exhibit 99.1

FOR IMMEDIATE RELEASE

August 2, 2016

Investors Contact: Kate Walsh, Vice President of Investor Relations, 214-721-9696, kate.walsh@enlink.com

Media Contact: Jill McMillan, Vice President of Public Relations, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Refines Guidance, Reports Second Quarter 2016 Results,

and Provides Operational Update

DALLAS, August 2, 2016 — The EnLink Midstream companies (EnLink or EnLink Midstream), EnLink Midstream Partners, LP (NYSE: ENLK) (the Partnership or ENLK) and EnLink Midstream, LLC (NYSE: ENLC) (the General Partner or ENLC), today announced a refined guidance outlook for full-year 2016, reported financial results for the second quarter of 2016, and provided an operational update.

Highlights:

•                  Refined full-year 2016 consolidated adjusted EBITDA guidance to a range of $750 million to $800 million, from the previous range of $720 million to $800 million.  Adjusted EBITDA is a non-GAAP measure and it, as well as the unavailability of a comparable GAAP measure, is explained in greater detail under “Non-GAAP Financial Information.”

•                  Formed a strategic partnership with Natural Gas Partners (NGP) to advance the Partnership’s expansion in the Delaware Basin.  Contributions and committed capital to the joint venture amount to approximately $800 million in the aggregate, of which $230 million has been spent to date by the Partnership.

•                  Accelerated the timing of expanding processing capacity in Central Oklahoma by moving the operational date of Chisholm II, a 200 million cubic feet per day (MMcf/d) plant, to the first half of 2017, from a previously expected operational date of fourth quarter 2017.  The expedited timing is largely due to Devon Energy Corp. increasing rigs on the Partnership’s dedicated acreage to six rigs from the current two rigs during the second half of 2016.

•                  Announced the construction of the Greater Chickadee Crude Oil Gathering Project as the second step in the Partnership’s Permian crude growth strategy.  Backed by top Permian producers, the project is expected to commence initial operations before year-end 2016, with full operations expected during first quarter 2017.

•                  Added active, investment-grade producer customers to the Partnership’s high-quality customer base through recent E&P transactions involving  dedicated acreage in the Permian Basin and the STACK play.

•                  Achieved near-record volume throughput levels in the Louisiana gas system during the second quarter of 2016.  Volumes strengthened primarily due to increased Gulf Coast industrial demand, the system’s exposure to power markets, and LNG export activity, all of which are expected to drive future growth.

•                  Successfully accessed the debt markets through an issuance of $500 million, 10-year, senior unsecured notes at a 4.85 percent coupon.

“EnLink delivered another strong quarter of solid operating and financial results as we continue to execute our strategic plan” said Barry E. Davis, EnLink Chairman, President, and Chief Executive Officer. “We successfully executed a series of transformative acquisitions over the last two years, which significantly enhanced the diversification, integration, and growth potential of our asset platforms in the best oil and gas producing basins in the United States. As a result of increased producer activity and continued demand, we are experiencing material volume momentum across our core growth areas of Central Oklahoma, the Permian Basin and Louisiana. Looking ahead, our priority of maintaining a strong balance sheet remains unchanged.  We have confidence in the strength of our employees and business model and, as a result, refined our guidance for consolidated adjusted EBITDA to a range of $750 million to $800 million.”

Consolidated Guidance Update

•                  EnLink refined full-year 2016 consolidated adjusted EBITDA guidance to a range of $750 million to $800 million from a range of $720 million to $800 million previously.

•                  Consolidated growth capital expenditures guidance for full-year 2016 increased to a range of $545 million to $630 million, up from previous guidance of $445 million to $570 million.  The increase is primarily due to the acceleration of the Chisholm II expansion and the build-out of the Greater Chickadee Crude Oil Gathering Project.  Additional growth capital has also been allocated to increase gathering system capacity in the Midland Basin.  Growth capital expenditures is a non-GAAP measure and it, as well as the unavailability of a comparable GAAP measure, is explained in greater detail under “Non-GAAP Financial Information.”

•                  Net cash outlay related to consolidated growth capital expenditures for full-year 2016 has decreased to a range of $430 million to $515 million, down from the previous expected range of $445 million to $570 million.  The decrease is in part due to a portion being financed by NGP’s reimbursement of capital spent to date in the Delaware Basin related to the joint venture, as well as NGP’s participation in funding future growth capital for the joint venture.  The other factor is related to the potential reduction in growth capital related to the Partnership’s investment in Howard Energy Partners (HEP), as discussed below further in the Quarterly Update section.

Second Quarter 2016 — EnLink Midstream Partners, LP Financial Results

The Partnership’s net income was $3.2 million and net cash provided by operating activities was $110.5 million in the second quarter of 2016, compared with net income of $55.4 million and net cash provided by operating activities of $120.6 million in the second quarter of 2015.  The Partnership’s operating income was $46.4 million in the second quarter of 2016 compared with operating income of $72.5 million in the second quarter of 2015.

The Partnership’s gross operating margin was $300.8 million in the second quarter of 2016 compared with gross operating margin of $306.3 million in the second quarter of 2015.  The Partnership realized adjusted EBITDA of $187.4 million and distributable cash flow of $150.9 million in the second quarter of 2016, compared with adjusted EBITDA of $174.9 million and distributable cash flow of $134.1 million in the second quarter of 2015.  The resulting distribution coverage ratio for the second quarter of 2016 was approximately 1.03x on the declared distribution of $0.39 per Partnership unit.   Adjusted EBITDA, distributable cash flow and gross operating margin are non-GAAP measures and are explained in greater detail under “Non-GAAP Financial Information.”  Reconciliations of these measures to their most directly comparable GAAP measures are included in the tables at the end of this news release.

The Partnership’s operating and reporting segments are based principally upon geographic regions served and consist of the following: the Texas segment, which includes natural gas gathering, processing, transmission, and fractionation operations located in north Texas and west Texas; the Louisiana segment, which includes pipelines, processing plants, and NGL assets located in Louisiana; the Oklahoma segment, which includes natural gas gathering and processing operations located in Central Oklahoma; the Crude and Condensate segment, which includes rail, truck, pipeline, and barge facilities to deliver crude and condensate in Texas, Louisiana, and the Ohio River Valley and brine disposal wells in the Ohio River Valley; and the corporate segment, which includes operating activity for intersegment eliminations and gains or losses from derivative activities.

Each business segment’s contribution to the second quarter 2016 gross operating margin compared with that of the second quarter 2015, and the factors affecting those contributions, is described below:

•                  Texas Segment. The Texas segment had a reduction in gross operating margin of $3.5 million for the three months ended June 30, 2016, compared to the three months ended June 30, 2015. The Texas segment decline was primarily attributable to a decrease of $10.2 million in gross operating margin from our north Texas processing, gathering, and transmission assets related to volume declines and the expiration of certain higher margin contracts. This decrease in gross operating margin was partially offset by gross operating margin contributions totaling $3.9 million during 2016 from the Lobo and Deadwood assets acquired in the fourth quarter of 2015.  Volume growth in the Midland Basin resulted in an additional increase in gross operating margin of $2.9 million between periods.

•                  Louisiana Segment. The Louisiana segment had an increase in gross operating margin of $3.9 million for the three months ended June 30, 2016, as compared to the three months ended June 30, 2015. Our NGL business accounted for $3.7 million of this increase primarily due to the impact of price changes between periods on our product inventories.

•                  Oklahoma Segment.  The Oklahoma segment had an increase in gross operating margin of $20.8 million for the three months ended June 30, 2016, compared to the three months ended June 30, 2015.  This increase was driven by a gross operating margin contribution of $19.0 million from the Central Oklahoma assets acquired in January 2016.  Also, the gross operating margin from our Cana gathering and processing assets increased by $1.9 million between periods because the Cana processing plant, which was shut down partially for part of the second quarter of 2015 for repairs, was fully operational in the second quarter of 2016.

•                  Crude & Condensate Segment. The Crude and Condensate segment had a decrease in gross operating margin of $19.8 million for the three months ended June 30, 2016, as compared to the three months ended June 30, 2015.  $12.0 million of this decrease was the result of the termination of a customer contract during the second quarter of 2015, including a $10.3 million early termination payment.  The remaining decrease of $7.3 million was primarily due to volume declines throughout the Crude and Condensate segment.

•                  Corporate Segment.  The Corporate segment included a loss from derivative activity of $5.7 million for the three months ended June 30, 2016, as compared to a gain of $1.2 million for the comparative period during 2015 primarily due to unrealized losses related to the changes in the fair value of our commodity swaps between periods.

The Partnership’s second quarter 2016 operating expenses were $100.1 million, a decrease of $9.0 million from the second quarter of 2015. General and administrative expenses for the second quarter of 2016 increased by $2.1 million from the second quarter of 2015. Depreciation and amortization expense for the second quarter of 2016 increased by $27.2 million from the second quarter of 2015. This increase was primarily due to the Chisholm and Battle Ridge assets acquired in January 2016 and the Lobo assets acquired in October 2015.  Net interest expense for the second quarter of 2016 increased by $23.8 million from the second quarter of 2015 primarily due to an increase in senior notes outstanding and amortization of installment note discount.

Net loss per limited partner common unit for the second quarter of 2016 was $0.07 per common unit compared with net income of $0.12 per common unit for the second quarter of 2015.

Second Quarter 2016 — EnLink Midstream, LLC Financial Results

The General Partner reported net income of $1.2 million for the second quarter of 2016 compared with net income of $44.6 million in the second quarter of 2015. The General Partner’s cash available for distribution was $49.8 million in the second quarter of 2016 compared with cash available for distribution of $52.0 million in the second quarter of 2015. The resulting distribution coverage ratio for the second quarter of 2016 was approximately 1.07x on the declared distribution of $0.255 per General Partner unit.  Cash available for distribution is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information”.  A reconciliation of cash available for distribution to its most directly comparable GAAP measure is included in the tables at the end of this news release.

Quarterly Update

•                  Strategic Partnership Formed with NGP:

•                  The Partnership recently formed a strategic joint venture with NGP, an energy-focused private equity firm with deep producer relationships, to accelerate growth in the prolific liquids-rich Delaware Basin.  At formation, the Partnership and NGP own 50.1 percent and 49.9 percent of the joint venture, respectively.

•                  Contributions and committed capital to the joint venture amount to approximately $800 million in the aggregate.  The Partnership contributed approximately $230 million of existing Delaware Basin assets to the joint venture and committed approximately $285 million in capital to fund potential future development projects and potential acquisitions.   NGP committed an aggregate of approximately $400 million of capital, including an initial contribution of approximately $115 million, which the joint venture distributed to the Partnership at the formation of the joint venture as reimbursement for NGP’s proportionate interest in capital spent to date on existing assets and ongoing projects.

•                  As part of this agreement, NGP granted the Partnership graded call rights beginning in 2021 to acquire increasing portions of NGP’s interest in the joint venture, eventually up to 100 percent of NGP’s interest, at a price based upon a predetermined valuation methodology.

•                  The first project the joint venture will undertake is the completion of Lobo II, which includes the installation of a cryogenic natural gas processing facility with capacity up to 120 MMcf/d and approximately 70 miles of natural gas and liquids gathering pipeline infrastructure in Loving County, Texas, and Lea and Eddy counties in New Mexico.  The expansion is anchored by long-term commitments from major producers and is expected to be operational by year-end 2016.

Howard Energy Partners (HEP) Investment:

•                  The Partnership owns an approximate 31 percent interest in HEP, a privately held growth-oriented, diversified midstream provider with assets in South Texas, the Marcellus Shale region in Pennsylvania, and along the Gulf Coast.  HEP expects to close a third party preferred equity investment in the third quarter of 2016.  Upon successful completion of the preferred equity investment, it is expected that capital contributions from the Partnership to HEP for the remainder of 2016 and 2017 will be materially reduced.  For 2016, the impact could be a reduction of budgeted growth capital for the Partnership of $40 million to $100 million.

•                  The Partnership has previously disclosed the potential for increased liquidity as a result of non-core asset sales, including its interest in HEP.  The Partnership continues to evaluate a monetization of its HEP interest and will continue to provide updates when available.

•                  Chisholm II Natural Gas Gathering and Processing Facility Expansion in Central Oklahoma:

•                  In response to exceptional well results and increased drilling activity levels with key producer customers in Central Oklahoma, EnLink is accelerating the construction of a new cryogenic gas processing plant, referred to as Chisholm II, and additional gas gathering and compression infrastructure.  The planned expansion was previously scheduled to be completed during the fourth quarter of 2017 and is now expected to be operational during the first half of 2017.

•                  The plant will provide 200 MMcf/d of additional processing capacity. The majority of the system is  supported by long-term contracts with producers with investment grade credit ratings.  One such customer is Devon, who recently announced adding four rigs to EnLink’s dedicated acreage in this area, increasing their active rig count from two to six by the end of 2016.  Devon represents the majority of the contracted capacity supporting this expedited growth in processing capacity.

•                  The expansion is expected to bring forward to 2016 approximately $65 million of capital expenditures previously forecasted for 2017.  When completed, EnLink will have 775 MMcf/d of processing capacity in the STACK, SCOOP, Cana Woodford, and C-NOW plays.

•                  The Greater Chickadee Crude Oil Gathering Project:

•                  The Partnership previously announced plans in June 2016 to invest $70 million to $80 million on the construction of a new crude oil gathering system in the Midland Basin called the Greater Chickadee Crude Oil Gathering Project.  This project will include over 150 miles of high- and low-pressure pipeline that will transport crude oil volumes to major market outlets in the Midland, Texas, area.

•                  The project is supported by long-term, fee-based agreements with top producers and includes approximately 35,000 dedicated acres in Upton County.  The initial phase of the project is expected to be operational in the second half of 2016 with full service expected in early 2017.  It is anticipated that approximately $60 million of the construction costs will be incurred during 2016.

•                  E&P Transactions Related to the Partnership’s Dedicated Acreage:

•                  Devon announced the sale of its non-core Midland Basin assets to Pioneer Natural Resources Co. in a transaction which transitioned acreage dedicated to the Partnership into a development position with Pioneer.  This transaction underpins the Partnership’s strategic geographic location in the Permian.

•                  Marathon Oil Corp, announced the acquisition of PayRock Energy, LLC in a deal which significantly expands the Partnership’s relationship with Marathon in the Central Oklahoma region. The Partnership has an extensive acreage dedication associated with the former PayRock assets, and Marathon has stated their intent to increase rigs on their STACK position and will allocate incremental capital to their operations in the area. The Partnership is actively working with Marathon to provide quality midstream services in support of this expected increase in volumes.

Senior Unsecured Notes Issuance:

•                  In July 2016, the Partnership issued $500.0 million of 4.85 percent senior unsecured notes due 2026. Net proceeds have been used to repay outstanding borrowings under the revolving credit facility and for general partnership purposes. Pro forma for the notes issuance, the Partnership has approximately $1.3 billion of liquidity available.

EnLink Midstream to Hold Earnings Conference Call on August 3, 2016

The General Partner and the Partnership will hold a conference call to discuss second quarter financial results on Wednesday, August 3, 2016, at 9 a.m. Central time (10 a.m. Eastern time). The dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to http://dpregister.com/10082764 where they will receive their dial-in information upon completion of their preregistration.

Interested parties can access an archived replay of the call on the Investors page of EnLink’s website at www.enlink.com.

About the EnLink Midstream Companies

EnLink Midstream is a leading, integrated midstream company with a diverse geographic footprint and a strong financial foundation, delivering tailored customer solutions for sustainable growth. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership entity.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, STACK, SCOOP, C-NOW, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale, and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 10,000 miles of gathering and transportation pipelines, 19 processing plants with approximately 3.9 billion cubic feet per day of processing capacity, seven fractionators with approximately 284,000 barrels per day of fractionation capacity, as well as barge and rail terminals, product storage facilities, purchase and marketing capabilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

References in this press release to “EnLink Midstream Partners, LP,” the “Partnership,” “ENLK” or like terms refer to EnLink Midstream Partners, LP itself or EnLink Midstream Partners, LP together with its consolidated subsidiaries, including EnLink Midstream Operating, LP, EnLink Midstream Holdings, LP (“Midstream Holdings”) and EnLink Oklahoma Gas Processing, LP (formerly known as EnLink TOM Holdings, LP) and its consolidated subsidiaries (collectively, “EnLink Oklahoma T.O.”).  EnLink Oklahoma T.O. is sometimes used to refer to EnLink Oklahoma Gas Processing, LP itself or EnLink Oklahoma Gas Processing, LP together with its consolidated subsidiaries.

Additional information about the EnLink companies can be found at www.enlink.com.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principle financial measures that we refer to as adjusted EBITDA, distributable cash flow, gross operating margin, growth capital expenditures, maintenance capital expenditures and the General Partner’s cash available for distribution. We define adjusted EBITDA as net income (loss) plus interest expense, provision for income taxes, depreciation and amortization expense, impairment expense, unit-based compensation, (gain) loss on non-cash derivatives, (gain) loss on disposition of assets, successful transaction costs, accretion expense associated with asset retirement obligations, reimbursed employee costs, non-cash rent and distributions from unconsolidated affiliate investments less payments under onerous performance obligations, non-controlling interest and income (loss) from unconsolidated affiliate investments. We define distributable cash flow as adjusted EBITDA (defined above), net to the Partnership, less interest expense (excluding amortization of the Tall Oak acquisition installment payable discount), adjustments for the mandatorily redeemable non-controlling interest, cash taxes and other, and maintenance capital expenditures. We define gross operating margin, as revenues less cost of sales. The General Partner’s cash available for distribution is defined as distributions due to the General Partner from the Partnership, the General Partner’s interest in EnLink Oklahoma T.O.’s adjusted EBITDA (as defined herein), and the General Partner’s interest in the adjusted EBITDA of Midstream Holdings (as defined herein), less the General Partner’s share of maintenance capital attributable to its interests in EnLink Oklahoma T.O. and Midstream Holdings, the General Partner’s specific general and administrative costs as a separate public reporting entity, the interest costs associated with the General Partner’s debt and current taxes attributable to the General Partner’s earnings, plus the General Partner’s standalone impairment expense. Growth capital expenditures generally include capital expenditures made for acquisitions or capital improvements that we expect will increase our asset base, operating income or operating capacity over the long-term.

Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives. Adjusted EBITDA of Midstream Holdings is defined as Midstream Holdings’ net income plus taxes, depreciation and amortization and distributions from unconsolidated affiliate investments less income from unconsolidated affiliate investments. EnLink Oklahoma T.O.’s adjusted EBITDA means EnLink Oklahoma T.O.’s net income plus depreciation and amortization.  Coverage ratio is calculated by dividing distributable cash flow by distributions paid to the General Partner and the unitholders.

The Partnership and General Partner believe these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and prior-reported results and a meaningful measure of the Partnership’s and the General Partner’s cash flow after it has satisfied the capital and related requirements of its operations.  In addition, adjusted EBITDA achievement is a primary metric used in the Partnership’s credit facility and short-term incentive program for compensating its employees.

Gross operating margin, adjusted EBITDA, distributable cash flow, growth capital expenditures, maintenance capital expenditures, and cash available for distribution, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s and the General Partner’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.  See ENLK’s and ENLC’s filings with the SEC for more information.

EnLink Midstream does not provide GAAP financial measures on a forward-looking basis because the companies are unable to predict with reasonable certainty impairments, depreciation and amortization, gains and losses on derivative activities and acquisition-related expenses without unreasonable effort.  These items are uncertain, depend on various factors, and could be material to EnLink Midstream’s results computed in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, operational results of our customers, results in certain basins, objectives, project timing, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations and cash flows include, without limitation,(a) the dependence on Devon for a substantial portion of the natural gas that we gather, process and transport, (b) developments that materially and adversely affect Devon or our other customers, (c) adverse developments in the midstream business may reduce our ability to make distributions, (d) our vulnerability to having a significant portion of our operations concentrated in the Barnett Shale, (e) the amount of hydrocarbons transported in our gathering and transmission lines and the level of our processing and fractionation operations, (f) impairments to goodwill, long-lived assets and equity method investments, (g) our ability to balance our purchases and sales, (h) fluctuations in oil, natural gas and NGL prices, (i) construction risks in our major development projects, (j) reductions in our credit ratings, (k) our debt levels and restrictions contained in our debt documents, (l) our ability to consummate future acquisitions, successfully integrate any acquired businesses, realize any cost savings and other synergies from any acquisition, (m) changes in the availability and cost of capital, (n) competitive conditions in our industry and their impact on our ability to connect hydrocarbon supplies to our assets, (o) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control, (p) a failure in our computing systems or a cyber-attack on our systems, and (q) the effects of existing and future laws and governmental regulations, including environmental and climate change requirements and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s filings with the Securities and Exchange Commission, including EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Neither EnLink Midstream Partners, LP nor EnLink Midstream, LLC assumes any obligation to update any forward-looking statements.

The assumptions and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink Midstream management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink Midstream’s future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

(Tables follow)

EnLink Midstream Partners, LP

Selected Financial Data

(All amounts in millions except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited) (In millions, except per unit amounts)
Total revenues	$1,033.2	$1,274.5	$1,922.9	$2,215.0
Cost of sales (1)	732.4	968.2	1,318.6	1,625.6
Gross operating margin	300.8	306.3	604.3	589.4
Operating costs and expenses:
Operating expenses (2)	100.1	109.1	198.3	207.6
General and administrative (3)	29.1	27.0	62.3	68.8
Loss on disposition of assets	0.3	—	0.1	—
Depreciation and amortization	124.9	97.7	246.8	189.0
Impairments	—	—	566.3	—
Total operating costs and expenses	254.4	233.8	1,073.8	465.4
Operating income (loss)	46.4	72.5	(469.5)	124.0
Other income (expense):
Interest expense, net of interest income	(46.2)	(22.4)	(89.9)	(41.3)
Income (loss) from unconsolidated affiliates	0.8	5.9	(1.6)	9.7
Other income (loss)	(0.1)	0.1	—	0.6
Total other expense	(45.5)	(16.4)	(91.5)	(31.0)
Income (loss) before non-controlling interest and income taxes	0.9	56.1	(561.0)	93.0
Income tax benefit (provision)	2.3	(0.7)	1.3	(1.9)
Net income (loss)	3.2	55.4	(559.7)	91.1
Net loss attributable to the non-controlling interest	(1.8)	(0.1)	(4.3)	—
Net income (loss) attributable to EnLink Midstream Partners, LP	$5.0	$55.5	$(555.4)	$91.1
General partner interest in net income	$10.6	$19.1	$18.0	$45.6
Limited partners’ interest in net income (loss) attributable to EnLink Midstream Partners, LP	$(23.5)	$35.7	$(590.7)	$44.7
Class C partners’ interest in net income (loss) attributable to EnLink Midstream Partners, LP	$(0.1)	$0.7	$(12.5)	$0.8
Preferred interest in net income attributable to EnLink Midstream Partners, LP	$18.0	$—	$29.8	$—
Net income (loss) attributable to EnLink Midstream Partners, LP per limited partners’ unit:
Basic common unit	$(0.07)	$0.12	$(1.80)	$0.16
Diluted common unit	$(0.07)	$0.12	$(1.80)	$0.16

(1)         Includes $49.8 million and $32.0 million for the three months ended June 30, 2016 and 2015, respectively, and $92.4 million and $39.9 million for the six months ended June 30, 2016 and 2015, respectively of affiliate cost of sales.

(2)         Includes $0.2 million and $0.2 million for the three months ended June 30, 2016 and 2015, respectively, and $0.3 million and $0.2 million for the six months ended June 30, 2016 and 2015, respectively, of affiliate operating expenses.

(3)         Includes $0.1 million for the three and six months ended June 30, 2015 of affiliate general and administrative expenses.

EnLink Midstream Partners, LP

Reconciliation of Operating Income (Loss) to Gross Operating Margin

(All amounts in millions except ratios and per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in millions)
Operating income (loss)	$46.4	$72.5	$(469.5)	$124.0

Add (Deduct):
Operating expenses	100.1	109.1	198.3	207.6
General and administrative expenses	29.1	27.0	62.3	68.8
Loss on disposition of assets	0.3	—	0.1	—
Depreciation and amortization	124.9	97.7	246.8	189.0
Impairments	—	—	566.3	—
Gross operating margin	$300.8	$306.3	$604.3	$589.4

EnLink Midstream Partners, LP

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow and Calculation of Coverage Ratio

(All amounts in millions except ratios and per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income (loss)	$3.2	$55.4	$(559.7)	$91.1
Interest expense	46.2	22.4	89.9	41.3
Depreciation and amortization	124.9	97.7	246.8	189.0
Impairments	—	—	566.3	—
(Income) loss from unconsolidated affiliate investments	(0.8)	(5.9)	1.6	(9.7)
Distributions from unconsolidated affiliate investments	5.6	12.4	14.8	19.2
Loss on disposition of assets	0.3	—	0.1	—
Unit-based compensation	7.3	7.6	15.2	21.4
Income taxes	(2.3)	0.7	(1.3)	1.9
Payments under onerous performance obligation offset to other current and long-term liabilities	(4.6)	(4.5)	(9.0)	(9.0)
Loss on non-cash derivatives	7.8	2.8	14.3	7.2
Other (1)	1.9	1.8	6.3	8.2
Adjusted EBITDA before non-controlling interest	189.5	190.4	385.3	360.6
Non-controlling interest share of adjusted EBITDA	(2.1)	0.1	(2.9)	—
Transferred interest adjusted EBITDA (2)	—	(15.6)	—	(55.8)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$187.4	$174.9	$382.4	$304.8
Interest expense	(46.2)	(22.4)	(89.9)	(41.3)
Amortization of Tall Oak installment payable discount included in interest expense (3)	13.3	—	25.7	—
Non-cash adjustment for mandatorily redeemable non-controlling interest	0.1	(0.7)	0.3	(3.3)
Interest Rate Swap (4)	—	(3.6)	—	(3.6)
Cash taxes and other	2.0	(0.6)	1.0	(1.6)
Maintenance capital expenditures	(5.7)	(13.5)	(13.2)	(22.3)
Distributable cash flow	$150.9	$134.1	$306.3	$232.7

Actual declared distribution (5)	$146.8	$127.3	$288.9	$239.0
Distribution Coverage	1.03x	0.88x	1.06x	0.97x
Distributions declared per limited partner unit	$0.390	$0.385	$0.780	$0.765

(1)         Includes the following: accretion expense associated with asset retirement obligations; reimbursed employee costs from Devon and LPC, which are costs reimbursed to us by previous employer pursuant to acquisition or merger; successful acquisition transaction costs, which we do not consider in determining adjusted EBITDA because operating cash flows are not used to fund such costs; and non-cash rent which relates to lease incentives pro-rated over the lease term.

(2)         Represents recast adjusted EBITDA from assets acquired from ENLC and Devon in drop down transactions during the first half of 2015 for the period prior to the date of the drop down transactions.

(3)         Amortization of the Tall Oak acquisition installment payable discount is considered non-cash interest under our credit facility since the payment under the payable is consideration for the acquisition of the Tall Oak assets.

(4)         During the second quarter of 2015, ENLK entered into interest rate swap arrangements to mitigate ENLK’s exposure to interest rate movements prior to ENLK’s note issuances. The gain on settlement of the interest rate swaps was considered excess proceeds for the note issuance and is therefore excluded from distributable cash flow.

(5)         The actual declared distribution does not assume full quarter distributions on the Class D units in the first quarter of 2015.

EnLink Midstream Partners, LP

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

and Distributable Cash Flow

(All amounts in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net cash provided by operating activities	$110.5	$120.6	$299.6	$292.3
Interest expense, net (1)	32.8	23.0	64.2	44.7
Current income tax	(2.0)	0.7	(1.0)	1.9
Distributions from unconsolidated affiliate investments in excess of earnings	5.6	4.8	14.8	8.9
Other (2)	0.9	1.9	5.4	8.8
Changes in operating assets and liabilities which provided cash:
Accounts receivable, accrued revenues, inventories and other	61.3	61.5	14.4	(57.3)
Accounts payable, accrued gas and crude oil purchases and other (3)	(19.6)	(22.1)	(12.1)	61.3
Adjusted EBITDA before non-controlling interest	$189.5	$190.4	$385.3	$360.6
Non-controlling interest share of adjusted EBITDA	(2.1)	0.1	(2.9)	—
Transferred interest adjusted EBITDA (4)	—	(15.6)	—	(55.8)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$187.4	$174.9	$382.4	$304.8
Interest expense	(46.2)	(22.4)	(89.9)	(41.3)
Amortization of Tall Oak installment payable discount included in interest expense (5)	13.3	—	25.7	—
Non-cash adjustment for mandatorily redeemable non-controlling interest	0.1	(0.7)	0.3	(3.3)
Interest Rate Swap (6)	—	(3.6)	—	(3.6)
Cash taxes and other	2.0	(0.6)	1.0	(1.6)
Maintenance capital expenditures	(5.7)	(13.5)	(13.2)	(22.3)
Distributable cash flow	$150.9	$134.1	$306.3	$232.7

(1)         Net of amortization of debt issuance costs, discount and premium, and valuation adjustment for mandatorily redeemable non-controlling interest included in interest expense but not included in net cash provided by operating activities.

(2)         Includes the following: reimbursed employee costs from Devon and LPC, which are costs reimbursed to ENLK by previous employer pursuant to acquisition or merger; and successful acquisition transaction costs, which ENLK does not consider in determining adjusted EBITDA because operating cash flows are not used to fund such costs.

(3)         Net of payments under onerous performance obligation offset to other current and long-term liabilities.

(4)         Represents recast adjusted EBITDA from assets acquired from ENLC and Devon in drop down transactions during the first half of 2015 for the period prior to the date of the drop down transactions.

(5)         Amortization of the Tall Oak acquisition installment payable discount is considered non-cash interest under our credit facility since the payment under the payable is consideration for the acquisition of the Tall Oak assets.

(6)         During the second quarter of 2015, ENLK entered into interest rate swap arrangements to mitigate ENLK’s exposure to interest rate movements prior to ENLK note issuances. The gain on settlement of the interest rate swaps was considered excess proceeds for the note issuance and is therefore excluded from distributable cash flow.

EnLink Midstream Partners, LP

Operating Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Midstream Volumes:
Texas
Gathering and Transportation (MMBtu/d)	2,651,000	2,727,800	2,697,200	2,739,300
Processing (MMBtu/d)	1,194,200	1,262,000	1,196,200	1,199,500
Louisiana
Gathering and Transportation (MMBtu/d)	1,576,200	1,383,300	1,525,600	1,369,400
Processing (MMBtu/d)	483,600	520,400	500,700	477,600
NGL Fractionation (Gals/d)	5,303,700	5,660,200	5,162,000	5,628,800
Oklahoma
Gathering and Transportation (MMBtu/d)	619,300	413,000	618,200	422,400
Processing (MMBtu/d)	575,600	268,200	572,600	312,100
Crude and Condensate
Crude Oil Handling (Bbls/d)	97,700	141,000	111,200	122,400
Brine Disposal (Bbls/d)	3,300	3,700	3,400	3,700

EnLink Midstream, LLC

Selected Financial Data

(All amounts in millions except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited) (In millions, except per unit amounts)
Total revenues	$1,033.2	$1,274.5	$1,922.9	$2,215.0
Cost of sales (1)	732.4	968.2	1,318.6	1,625.6
Gross operating margin	300.8	306.3	604.3	589.4
Operating costs and expenses:
Operating expenses (2)	100.1	109.1	198.3	207.6
General and administrative (3)	30.3	28.1	65.4	70.8
Loss on disposition of assets	0.3	—	0.1	—
Depreciation and amortization	124.9	97.7	246.8	189.0
Impairments	—	—	873.3	—
Total operating costs and expenses	255.6	234.9	1,383.9	467.4
Operating income (loss)	45.2	71.4	(779.6)	122.0
Other income (expense):
Interest expense, net of interest income	(46.5)	(22.6)	(90.5)	(41.7)
Income (loss) from unconsolidated affiliates	0.8	5.9	(1.6)	9.7
Other income (loss)	(0.1)	0.1	—	0.5
Total other expense	(45.8)	(16.6)	(92.1)	(31.5)
Income (loss) before non-controlling interest and income taxes	(0.6)	54.8	(871.7)	90.5
Income tax benefit (provision)	1.8	(10.2)	1.6	(20.9)
Net income (loss)	1.2	44.6	(870.1)	69.6
Net income (loss) attributable to the non-controlling interest	0.4	28.4	(413.3)	36.4
Net income (loss) attributable to EnLink Midstream, LLC	$0.8	$16.2	$(456.8)	$33.2
Devon investment interest in net income	$—	$1.7	$—	$2.4
EnLink Midstream, LLC interest in net income (loss)	$0.8	$14.5	$(456.8)	$30.8
Net income (loss) attributable to EnLink Midstream, LLC per unit:
Basic common unit	$0.01	$0.09	$(2.55)	$0.19
Diluted common unit	$0.01	$0.09	$(2.55)	$0.19

(1)         Includes $49.8 million and $32.0 million for the three months ended June 30, 2016 and 2015, respectively, and $92.4 million and $39.9 million for the six months ended June 30, 2016 and 2015, respectively of affiliate cost of sales.

(2)         Includes $0.2 million and $0.2 million for the three months ended June 30, 2016 and 2015, respectively, and $0.3 million and $0.2 million for the six months ended June 30, 2016 and 2015, respectively, of affiliate operating expenses.

(3)         Includes $0.1 million for the three and six months ended June 30, 2015 of affiliate general and administrative expenses.

EnLink Midstream, LLC

Cash Available for Distribution and Calculation of Coverage Ratio

(All amounts in millions except ratios and per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Distribution declared by ENLK associated with (1):
General partner interest	$0.5	$0.6	$1.1	$1.2
Incentive distribution rights	14.2	11.3	28.0	20.1
ENLK common units owned	34.5	24.3	69.0	36.6
Total share of ENLK distributions declared	$49.2	$36.2	$98.1	$57.9
Transferred interest EBITDA (2)	—	15.6	—	53.7
Adjusted EBITDA of EnLink Oklahoma T.O.(3)	2.1	$—	3.0	—
Transaction costs (4)	(0.1)	$—	0.6	—
Total cash available	$51.2	$51.8	$101.7	$111.6
Uses of cash:
General and administrative expenses	(1.1)	(1.0)	(2.9)	(1.8)
Current income taxes (5)	—	2.9	—	(1.2)
Interest expense	(0.3)	(0.1)	(0.6)	(0.4)
Maintenance capital expenditures (6)	—	(1.6)	—	(4.0)
Total cash used	$(1.4)	$0.2	$(3.5)	$(7.4)
ENLC cash available for distribution	$49.8	$52.0	$98.2	$104.2

Distribution declared per ENLC unit	$0.255	$0.250	$0.510	$0.495
Cash distribution declared	$46.5	$41.4	$93.0	$81.9
Distribution coverage	1.07x	1.25x	1.06x	1.27x

(1)         Represents distributions to be paid to ENLC on August 11, 2016 and distributions paid May 12, 2016, August 14, 2015 and May 14, 2015.

(2)         Represents our interest in Midstream Holdings’ adjusted EBITDA, which was disbursed to ENLC by Midstream Holdings on a monthly basis, prior to the EMH Drop Downs.  Midstream Holdings’ adjusted EBITDA is defined as earnings plus depreciation, provision for income taxes and distributions from equity investments less income from equity investment.

(3)         Represents ENLC’s interest in EnLink Oklahoma T.O. adjusted EBITDA, which is disbursed to ENLC by EnLink Oklahoma T.O. on a monthly basis. EnLink Oklahoma T.O. adjusted EBITDA is defined as earnings before depreciation and amortization and provision for income taxes.

(4)         Represents acquisition transaction costs attributable to the Company’s 16% interest in EnLink Oklahoma T.O which are considered growth capital expenditure as part of the cost of the assets acquired.

(5)         Represents ENLC’s stand-alone current tax expense.

(6)         Represents ENLC’s interest in Midstream Holdings’ maintenance capital expenditures prior to the EMH Drop Downs which is netted against the monthly disbursement of Midstream Holdings’ adjusted EBITDA per (2) above. There are no maintenance capital expenditures attributable to ENLC’s share of EnLink Oklahoma T.O. during 2016. All of EnLink Oklahoma T.O. capital expenditures during 2016 are growth related which are not considered in determining cash flow available for distribution.

EnLink Midstream, LLC

Reconciliation of Net Income of ENLC to ENLC Cash Available for Distribution

(All amounts in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income (loss) of ENLC	$1.2	$44.6	$(870.1)	$69.6
Less: Net income (loss) attributable to ENLK	5.0	55.5	(555.4)	91.1
Net loss of ENLC excluding ENLK	$(3.8)	$(10.9)	$(314.7)	$(21.5)
ENLC’s share of distributions from ENLK (1)	49.2	36.2	98.1	57.9
ENLC’s interest in EnLink Oklahoma T.O. depreciation	3.6	—	6.8	—
ENLC deferred income tax (benefit) expense (2)	0.5	12.4	(0.3)	17.8
Maintenance capital expenditures (3)	—	(1.6)	—	(4.0)
Transferred interest EBITDA (4)	—	15.6	—	53.7
ENLC corporate goodwill impairment	—	—	307.0	—
Other items (5)	0.3	0.3	1.3	0.3
ENLC cash available for distribution	$49.8	$52.0	$98.2	$104.2

(1)         Represents distributions declared by ENLK and to be paid to ENLC on August 11, 2016 and  distributions paid by ENLK to ENLC on  May 12, 2016, August 14, 2015, and May 14, 2015.

(2)         Represents ENLC’s stand-alone deferred taxes.

(3)         There are no maintenance capital expenditures attributable to ENLC’s share of EnLink Oklahoma T.O. during 2016. All of EnLink Oklahoma T.O. capital expenditures during 2016 are growth related which are not considered in determining cash flow available for distribution.

(4)         Represents ENLC’s interest in the adjusted EBITDA of Midstream Holdings prior to the EMH Drop Downs. Adjusted EBITDA of Midstream Holdings’ is defined as maintenance capital expenditures prior to the EMH Drop Downs netted against the monthly disbursement of Midstream Holdings’ adjusted EBITDA.

(5)         Represents transaction costs attributable to ENLC’s share of acquisition of EnLink Oklahoma T.O. and other non-cash items not included in cash available for distributions.